TECHTEAM GLOBAL, INC.
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
BOARD COMPENSATION. Compensation for the non-employee members (the “Eligible Directors”) of the Board of Directors (the “Board”) of Techteam Global, Inc. (the “Company”), effective June 23, 2006, consists of the payment of:
     1.     Monthly Retainer: A monthly retainer of $3,000, plus an additional monthly retainer as follows:

Chairperson of the Board	$3,250
Chair of a Board Committee	$1,000
          If an Eligible Director serves on the Board for less than a full month, the monthly retainer shall be pro-rated according to the number of days served in such month.
     2.     Board Meeting Fee: A fee for each Board meeting attended of 100 shares of the Company’s Common Stock (“Shares”) if attendance is in person or 50 Shares if attendance is by telephone or video conference.
     3.     Committee Meeting Fee: A fee for each committee meeting attended of $1,000 if the attendance is in person or $500 if attendance is by telephone or video conference.
     4.     Options: Stock options as provided in Section 8 of the Company’s 2006 Incentive Stock and Awards Plan (the “2006 Plan”).
PAYMENT OF FEES
     1.     Payment of Monthly Retainer in Common Stock. Twenty-five percent (25%) of the monthly retainer will be accumulated and paid at the end of each fiscal quarter in shares of the Company’s common stock. The number of Shares to be issued will equal the amount accumulated divided by the Fair Market Value of a Share (as defined in the 2006 Plan) determined on the last business day in such fiscal quarter. Any resulting fractional Share will be paid in cash. The Shares will be issued (and cash for any fractional Share will be paid) by the 10th day of the first month of a fiscal quarter.
     2.     Payment of Cash Fees. The remaining 75% of the monthly retainer and 100% of the committee meeting fees will be paid in cash. Such fees shall be paid made on or about the 10th day of each month. The payment shall include that month’s retainer payment for services as a Board member and chair of a committee of the Board, and payment for committee meetings from the previous month.

ELECTION TO RECEIVE SHARES
     A director may elect to receive his cash-denominated monthly retainer and/or committee meeting attendance fees in Shares. The number of Shares to be issued will equal the cash amount accumulated divided by the Fair Market Value of a Share (as defined in the 2006 Plan) determined on the last business day in such fiscal quarter. Any resulting fractional Share will be paid in cash. The Shares will be issued (and cash for any fractional Share will be paid) by the 10th day of the first month of a fiscal quarter. The director’s election must be made when the window for trading in the Company’s stock is open. Pursuant to the Company’s trading policy the window is open, barring the absence of material non-public information, from the second trading day after the issuance of quarterly earnings through the 10th day of the last month of each quarter.
MISCELLANEOUS
     1.     Payment will not be accelerated in the event an Eligible Director ceases to serve on the Board.
     2.     All Shares to be issued to Eligible Directors as contemplated above will be issued pursuant to the 2006 Plan.
     3.     Eligible Directors are permitted to defer all or any part of their monthly retainer and meeting fees under the Company’s Director Deferred Compensation Plan.
     4.     The Company will also reimburse non-employee directors for any expenses related to their service on the Board.
     5.     An Eligible Director shall have no rights as a shareholder with respect to Shares granted under this Compensation Policy until the date of issuance of the stock certificate to him or her. No adjustment will be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

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